Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 19, 2022 (except Note 27, as to which the date is January 4, 2023), in the Registration Statement (Form S-1 No. 333- 268326) and related Prospectus of Skyward Specialty Insurance Group, Inc. dated January 4, 2023.

/s/ Ernst & Young LLP

Houston, Texas

January 4, 2023